NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 12, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on Novembe 30, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Greenhill & Co., Inc. and Blanc Merger Sub, Inc., a wholly owned subsidiary of Greenhill, Mizuho Americas LLC, an indirect wholly owned subsidiary of Mizuho Financial Group, Inc. became effective before on November 30, 2023. Each share of Greenhill & Co. Common Stock was exchanged for USD 15.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 01, 2023.